Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 7, 2007, by and among Shea Development Corp., a Nevada corporation (“Parent”), Shea Development Acquisition No. 4 Corp., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), CRI Advantage, Inc., an Idaho corporation (the “Company”), and certain holders of the majority of the outstanding capital stock of the Company, as listed on Schedule 1 hereto (“Certain Company Shareholders”). Holders of capital stock of the Company are collectively referred to herein as the “Company Shareholders,” and individually as a “Company Shareholder”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

RECITALS

A.                                   The respective Boards of Directors of Parent, Merger Sub and the Company each have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Class A Common Stock, no par value and Class B Common Stock, no par value, (collectively “Common Stock”)  (“Company Common Stock”), will be converted into the right to receive common stock, par value $.001 per share, of Parent (“Parent Common Stock”) and cash as provided herein.

B.                                     The respective shareholders of Parent, Merger Sub and the Company have, or will have, prior to the Closing Date, by the legally required vote, approved and adopted the Merger.

C.                                     In connection with the Merger, the parties desire to make certain representations, warranties, covenants and agreements and also to prescribe various conditions to the Merger, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE 1
THE MERGER

1.1                                 Merger. At the Effective Time as defined below, in accordance with this Agreement and applicable law, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger and shall become a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.”

1.2                                 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Dunnington, Bartholow & Miller, LLP located at 477 Madison Avenue, New York, NY 10022 or at such other place as Parent and the Company mutually agree, at 10:00 a.m. local time on December 15, 2007 or the second Business Day after the day on which the last of the closing conditions set forth in Article 6 below has been satisfied or waived, or such other date as Parent and the Company mutually agree upon in writing (the “Closing Date”). On the Closing Date: (a) the parties hereto will cause the Merger to be consummated by filing with the Secretaries of State of the State of Idaho and the State of Nevada a certificate of merger and any required related documents, in such form or forms as are required by, and executed in accordance with, applicable law (the date and time of such filing being the “Effective Time” and the date upon which the Effective Time occurs, being the “Effective Date”); (b) Parent will deliver the merger consideration to the Company Shareholders in accordance with Section 1.6; and (c) Merger Sub, Company and Parent will cross-deliver the certificates and other documents and instruments to be cross-delivered pursuant to Article 6 below.

1.3                                 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and under applicable law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and the Company will vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company will become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Surviving Corporation will be a wholly-owned subsidiary of Parent.

1.4                                 Effect of Merger on Capital Stock of the Parent. Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

1.5                                 Effect of Merger on Capital Stock of Merger Sub. At the Effective Time, each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and become one validly issued, fully paid and non-assessable share of Class A and Class B Common Stock, no par value, of the Surviving Corporation.

1.6                                 Effect of Merger on Capital Stock of Company.

(a)                                  Company Common Stock. At the Effective Time, each Participating Company Share shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the following (the “Merger Consideration”):

(i)                                     a pro rata share of 5,900,000 shares of Parent Common Stock (referred to collectively herein as the “Parent’s Shares”) as set forth on Schedule 1.6(a)(i), which shares shall not have been registered under the Securities Act and shall be “restricted securities” as that term is defined in Rule 144 under the Securities Act.

(ii)                                  a pro rata share of $3,500,000 payable in cash as set forth on Schedule 1.6(a)(ii) by wire transfer of same day funds to the account designated by each holder of

Participating Company Shares post the payment made to the IRS and State of Idaho for all past tax liabilities, penalties and interest due at time of Closing.

(iii)                               At the Effective Date, there will be withheld and held in escrow with First American Title, Boise, Idaho (“escrow agent”), as outlined in Schedule 1.6 (a)(iii), $350,000 in cash and 1,500,000 shares of Parent Common Stock. Such escrowed cash and shares will be released after Closing to the Company shareholders no later than January 31, 2009 based on 2008 EBITDA achievement as follows:

(A)                              If the Surviving Corporation EBITDA is less than $1,400,000 (the “2008 Floor”) for calendar year 2008 (Jan-Dec), then the escrow agent will release all escrowed cash and stock to the Parent.

(B)                                If the Surviving Corporation EBITDA is $1,400,000 or more but less than $1,800,000 (the “2008 Target”) for calendar year 2008 (Jan-Dec), then the escrow agent will release to the Company shareholders fifty cents ($.50) and 2.00 shares for each dollar ($1.00) the Surviving Corporation’s 2008 EBITDA exceeds $1,400,000. All other escrow cash and stock will be returned to the Parent.

(C)                                If the If the Surviving Corporation EBITDA is $1,800,000 or more for calendar year 2008 (Jan-Dec), then the escrow agent will release to the Company shareholders all of the escrow cash and stock.

(b)                                 Company Options. At the Effective Time, each outstanding option to purchase shares of Company Class A Common Stock granted under the Company’s Stock Option Plan (“Option Plan”), which has not previously expired or been exercised in full (each such option, an “Eligible Option”), whether or not vested or exercisable on the Closing Date, shall be deemed to have been exercised immediately prior to the Effective Time for the number of shares of Company Class A Common Stock issuable upon exercise of such Eligible Option and shall be exchanged for the right to receive the Merger Consideration for each resulting Participating Company Share pursuant to Section 1.6(a), subject to the deduction of applicable withholding Taxes and provided the cash portion of the Merger Consideration payable with respect to each such Participating Company Shares pursuant to Section 1.6(a)(ii) shall be reduced by an amount equal to (x) the per share exercise price of such Eligible Option multiplied by (y) the number of shares of Company Common Stock issuable under such Eligible Option. No payment of Merger Consideration with respect to an Eligible Option shall be made to the holder of such Eligible Option until receipt by the Parent of an Option Cancellation Agreement, substantially in the form set forth at Exhibit A (“Option Cancellation Agreement”), with respect to all Eligible Options signed by the holder of such Eligible Option. The Parent shall deliver to the Surviving Corporation all such executed Option Cancellation Agreements promptly after receipt.

(c)                                  As a result of the Merger and without any action on the part of the holders of Company Common Stock, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a share of Company Common Stock (other than the Company, the Parent, and the Merger Sub) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except that holders of Participating Company Shares shall have the right to receive, without interest, the Merger Consideration in accordance with Section 1.6(a) upon the surrender of the certificate or certificates representing such shares of Company Common Stock, or an Option Cancellation Agreement, if applicable, .

(d)                                 At the Effective Time, each share of Company Common Stock held by the Parent or the Merger Sub or held in the Company’s treasury at the Effective Time, if any, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be cancelled and retired without payment of any Merger Consideration or any other consideration therefor.

(e)                                  At or prior to the Effective Time,  the Company Stock Option Plan shall be terminated and all Company Options and agreements or certificates representing Company Options, if any, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Company Option (and of a certificate representing a Company Option, if any) shall cease to have any rights with respect thereto, other than and subject to the rights of holders of Eligible Options to receive the Merger Consideration pursuant to Section 1.6(b).

1.7                                 Delivery of Certificates and Option Cancellation Agreements. At or prior to and after the Effective Time, Parent will make available, and each holder of Participating Company Shares will be entitled to receive, (i) upon surrender to Parent or its representatives of any certificates evidencing Company Common Stock (the “Certificates”) for cancellation and a letter of transmittal or assignment separate from certificate in customary form and as agreed to by the Company Shareholder (which will be in such form and have such other provisions as Parent will reasonably specify) (the “Transmittal Letter”); or (ii) delivery to Parent or its representatives of Option Cancellation Agreements, the pro-rata Merger Consideration into which such Participating Company Shares have been converted into pursuant to the Merger, and upon such surrender of each Certificate and/or Option Cancellation Agreement and delivery by Parent of the aggregate Merger Consideration in exchange therefor, such Participating Company Shares will forthwith be cancelled. Until surrendered or delivered as contemplated by this Section 1.7, each Certificate or Option Cancellation Agreement, as applicable, will be deemed at any time after the Effective Time for all purposes to evidence only the right to receive upon such surrender the corresponding pro rata portion of the Merger Consideration.

1.8                                 Stock Transfer Books. From and after the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration or transfers of capital stock thereafter on the records of the Company.

1.9                                 No Further Ownership Rights. The Merger Consideration delivered upon the surrender for exchange of Certificates or the delivery of Option Cancellation Agreements in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Participating Company Shares, and there will be no further registration of transfers of such shares which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, Certificates or Option Cancellation Agreements are presented to the Surviving Corporation, they will be cancelled and exchanged as provided in this Article 1.

1.10               Lost, Stolen or Destroyed Certificates. In the event any Certificates are lost, stolen or destroyed, Parent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the other deliveries required above, the applicable Merger Consideration; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against it with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11                           Charter Documents; Directors and Officers. Unless otherwise agreed by the Company and Parent prior to the Closing, at and as of the Effective Time, without any further action on the part of Parent, Merger Sub or the Company: (i) the Articles of Incorporation and the Bylaws of the Company as in effect immediately prior to the Effective Time will be the Articles of Incorporation and Bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended as provided by applicable law; (ii) the directors and officers of the Company immediately prior to the Effective Time shall serve as directors and officers of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal. Prior to the Effective Time, the Company Shareholders will elect Francis E. Wilde to the Surviving Corporation’s Board of Directors. The Board of Directors of the Company will as of the Effective Time electing E. Joseph Vitetta, Jr. as Secretary of the Surviving Corporation.

1.12                           Employment Agreements. At the Effective Time, the Surviving Corporation will offer employment to and will employ the senior management team listed in Schedule 1.12 Part I (the “Senior Management Team”) under the terms and conditions of agreements set forth at Schedule 1.12 Part II, such employment agreement to be accepted and executed respectively concurrently with the Closing.

1.13                           Stock Options.  Parent established the 2007 Stock Option and Performance Awards Plan in which employees of the Surviving Corporation will be eligible to participate (the “Stock Award Plan”). The attached Schedule 1.13 lists the Certain Company Shareholders’ and eligible Company employees that will be eligible to participate in the Stock Award Plan.  It is understood by the parties that the timing, quantity, exercise price, vesting schedules and all other terms and conditions of any stock award are at the sole discretion and approval of the Parent’s Board of Directors and that the Parent’s Board of Directors shall, in its sole discretion, finally determine those Surviving Corporation employees to whom stock awards may be granted.  The Parent’s Board of Directors will also have sole discretion to determine the type of award that may be granted including stock options, restricted stock or other types of awards authorized under the Stock Award Plan.

1.14                           Company Tax Liability. As set forth on Schedule 1.14, the Company currently owes for the years 2006 and 2007 (a) the Internal Revenue Service $336,184.84 and (b) the Idaho State Tax Commission $238,259.08 for unpaid withholding and payroll taxes (“Tax Liability”). All such amounts, plus any additional penalties and interest, due at Closing will be paid by the Company  contemporaneously with Closing. Other than as set forth in this Section 1.14 the Company will have no outstanding tax liability at Closing for Calendar years 2004, 2005 and 2006.

1.15                           Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the property, rights, privileges, power and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE
COMPANY AND CERTAIN COMPANY SHAREHOLDERS

The Company and each of the Certain Company Shareholders hereby represent and warrant, jointly and severally, to Parent subject to such exceptions as are disclosed in the corresponding Schedules with respect to specific sections of this Article 2 and subject to the right of the Company and the Certain Company Shareholders to update, revise, supplement and/or correct such Schedules through the Closing Date, as follows:

2.1                                 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho, and has full corporate power and authority to conduct its business as now conducted and to own, use, license and lease its Assets and Properties. The Company has no Subsidiaries. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on the Company. Schedule 2.1(a) sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business.

2.2                                 Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary action by the Board of Directors of the Company, and no other action on the part of the Board of Directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3                                 Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of five million (5,000,000) shares of Class A Common Stock and twenty million (20,000,000) shares of Class B Common Stock, both without par value, of which 20,000,000 Class B shares are issued and outstanding. There are options exercisable or convertible into 3,023,933 Class A shares of Company Common Stock (“Company Options”), the holders of which are set forth on Schedule 2.3 (the “Company Option Holders”).] All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. No shares of Company Common Stock are held as treasury stock. Schedule 1 lists the name and state of residence of each holder of Company Common Stock provided to the Company by such holder and the number of shares of Company Common Stock held by each such holder. Except for the Company Options, there are no Equity Equivalents, commitments or agreements of any character (whether created by statute, the Articles of Incorporation or Bylaws of the Company, or any agreement or otherwise) to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Schedule 2.3(a), the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement, arrangement or understanding between or among any Persons, which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the shares of Company Common Stock, including without limitation any voting trust agreement or proxy.

2.4                                 No Conflicts. Except as set forth in Schedule 2.4, the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not:

(a)                                  conflict with or result in a violation or breach of any terms, conditions or provisions of the Articles of Incorporation or Bylaws, as amended, or equivalent documents of the Company except for any of the foregoing which would not reasonably be expected to give rise to a Material Adverse Effect;

(b)                                 conflict with or result in a violation or breach of any Law or Order applicable to the Company or by which any of its Assets and Properties is bound or affected, except for any of the foregoing which would not reasonably be expected to give rise to a Material Adverse Effect; or

(c)                                  (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which the Company or its Assets and Properties is bound or affected, except (x) where the Company has obtained or will obtain prior to the Closing the necessary written agreements, waivers or consents of the other parties to any Company Contracts or Licenses to avoid, release or waive any such default, conflict, breach, violation, termination, right to terminate or accelerate, or triggering of payment with respect to such Company Contracts or Licenses, or (y) where any such default, conflict, breach, violation, termination, right to terminate or accelerate, or triggering of payment with respect to such Company Contracts or Licenses would not constitute a Material Adverse Effect.

2.5                                 Books and Records; Organizational Documents. The minute books, including the share registers, and other similar records of the Company that have been provided or made available to Parent, its representatives or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the Board of Directors of the Company through the date hereof. The Company has delivered a true, correct and complete copy of its Articles of Incorporation, as set forth in Schedule 2.5(a), and its Bylaws, as set forth in Schedule 2.5(b), or other charter documents, as applicable, of the Company as amended to date, to Parent. To Company’s knowledge, the Company is not in violation of any provisions of its Articles of Incorporation or equivalent documents.

2.6                                 Company Financial Statements.

The Company Financials, as set forth in Schedule 2.6(a), have been delivered to the Parent. The Company Financials for the 2005 and 2006 fiscal years delivered to Parent will have been audited on or before December 30, 2007 and, to Company’s knowledge, were correct and complete in all material respects as at the dates thereof.  The Company’s financial statements for the nine months ended September 30, 2007 will have been reviewed by an independent registered and certified public accountant to insure that the financial statement for the nine months ended September 30, 2007 are prepared on a consistent basis with the Company Financials for the fiscal years 2005 and 2006. The Company Financials present fairly and accurately the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of any interim financial statements, to normal year-end adjustments, which adjustments will not be material in amount or significance and except that any interim financial statements may not contain footnotes. Except as set forth in Schedule 2.6(b), since the Financial Statement Date, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company that would be likely to have a Material Adverse Effect.

(b)                                 Neither the Company nor, to the knowledge of Company, the Company’s independent accountants has identified or been made aware of (i) any fraud, whether or not material, that involves the management of the Company or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding any of the foregoing.

(c)                                  The Company has maintained and utilized an information system and set of financial and accounting tools that have substantiated the information gathered in connection with the preparation of the Company Financials in accordance with GAAP, including policies and procedures that the Company deems appropriate for a company of its size that:  a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and disposition of the assets of the company, b) provide reasonable assurances that the transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made with appropriate authorizations of management and the Board of Directors of the Company and c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, except where the failure to maintain or utilize any of the foregoing would not reasonably be expected to give rise to a Material Adverse Effect.

2.7                                 Absence of Changes. Since the Financial Statement Date, there has not been any Material Adverse Change in the Business or Condition of the Company or any occurrence or event, which, individually or in the aggregate could be reasonably expected to have any Material Adverse Change in the Business or Condition of the Company. In addition, without limiting the foregoing, except as expressly contemplated hereby, there has not occurred, on the part of the Company, during the period commencing on the Financial Statement Date and terminating on the date hereof:

(a)                                  the entering into of any Contract in connection with any transaction involving a Business Combination other than this Agreement and the transactions related to the Merger;

(b)                                 the alteration, or entering into of any Contract or other commitment to alter, its interest in any Person in which the Company directly or indirectly holds a greater than 1% interest on the date hereof;

(c)                                  the entering into of any strategic alliance, joint development or joint marketing Contract other than joint marketing or development efforts in the ordinary course of business consistent with the Company’s past practice;

(d)                                 any material amendment or other modification (or agreement to do so), except in the ordinary course of business consistent with the Company’s past practice, or violation of a material term of, any of the Contracts set forth or described herein;

(e)                                  the entering into of any material transaction with any officer, director, shareholder, Affiliate or Associate of the Company, other than pursuant to any Contract in effect on the Financial Statement Date and disclosed to Parent pursuant to the Schedules or otherwise contemplated by this Agreement or any agreement or instrument related to this Agreement;

(f)                                    the entering into or amendment of any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property other than as contemplated by the Contracts or Licenses of the Company disclosed herein or otherwise in the ordinary course of business consistent with the Company’s past practice or which would not have a Material Adverse Effect;

(g)                                 to the Company’s knowledge, the commencement of any Action or Proceeding;

(h)                                 except as set forth in Schedule 2.7(h), the declaration, setting aside or payment of any dividends on or making of any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification of any shares of Company Common Stock or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or the repurchase, redemption or other acquisition, directly or indirectly, of any shares of Company Common Stock by the Company;

(i)                                     except as set forth in Schedule 2.7(i), the issuance, grant, delivery, sale or authorization of or proposal to issue, grant, deliver or sell, or purchase or proposal to purchase, any shares of Company Common Stock or modification or amendment of the rights of any holder of any outstanding shares of Company Common Stock, nor have there been any agreements, arrangements, plans or understandings with respect to any such modification or amendment except as contemplated by this Agreement;

(j)                                     except as set forth in Schedule 2.7(j), any amendments to the Company’s Articles of Incorporation or Bylaws;

(k)                                  any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than non-exclusive transfers to the Company’s customers, distributors or other licensees in the ordinary course of business consistent with the Company’s past practice;

(l)                                     to the Company’s knowledge, any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties (other than Company Intellectual Property) of the Company, other than dispositions of inventory, or licenses of products to Persons in the ordinary course of business of the Company consistent with the Company’s past practice;

(m)                               any purchase or lease of any Assets and Properties of any Person or the making of any capital expenditures, lease commitments or other capital commitments by the Company other than in the ordinary course of business of the Company, consistent with Company’s past practice and in an amount not in excess of fifty thousand dollars ($50,000) unless otherwise approved by Parent;

(n)                                 the making of any capital expenditures or commitments by the Company for additions to property, plant or equipment of the Company constituting capital assets individually or in the aggregate in an amount exceeding twenty-five thousand dollars ($25,000) except in the ordinary course of business consistent with the Company’s past practice;

(o)                                 except as set forth in Schedule 2.7(o), the write-off or write-down or making of any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company, or change in any reserves or liabilities associated therewith;

(p)                                 except as set forth in Schedule 2.7(p), the payment, discharge or satisfaction of any material claim or Liability, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials or incurred in the ordinary course of the Company’s business since the Financial Statement Date;

(q)                                 except as set forth in Schedule 2.7(q), the failure to pay or otherwise satisfy material Liabilities of the Company or its Subsidiaries when due;

(r)                                    the incurrence of any Indebtedness or guarantee of any such Indebtedness or issuance or sale of any debt securities of the Company or guarantee of any debt securities of others, except as otherwise incurred in the ordinary course of the Company’s business;

(s)                                  the grant of any severance or termination pay to any director, officer employee or consultant, except payments made as required by Law or pursuant to written Contracts outstanding on the date hereof,

(t)                                    except as set forth in Schedule 2.7(t), a change to salary, rate of commissions, rate of consulting fees or any other compensation of any current officer, director, shareholder, employee, independent contractor or consultant of the Company except in the ordinary course of business consistent with the Company’s past practice;

(u)                                 except as set forth in Schedule 2.7(u), the payment of any consideration of any nature whatsoever (other than, in the ordinary course of business, salary, bonus, commissions or consulting fees and customary benefits and out of pocket expenses paid to any current or former officer, director, shareholder, employee or consultant of the Company) to any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;

(v)                                 the establishment or modification of (i) targets, goals, pools or similar provisions under any employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement, except for those made in the ordinary course of the Company’s business;

(w)                               the adoption, entering into, amendment, modification or termination (partial or complete) of any Benefit Plan;

(x)                                   the payment of any discretionary or stay bonus except in the ordinary course of business consistent with the Company’s past practice;

(y)                                 to Company’s knowledge, any action which would be reasonably likely to interfere in a material way with Parent’s ability to account for or complete the transactions contemplated hereby;

(z)                                   the making or changing of any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, the entering into of any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise, except for any of the foregoing which would not reasonably be expected to give rise to a Material Adverse Effect;

(aa)                            Except as set forth in Schedule 2.7(aa), the making of any change in the accounting policies, principles, methods, practices or procedures of the Company (including without limitation for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense), except for any of the foregoing which would not reasonably be expected to give rise to a Material Adverse Effect;

(bb)                          other than in the ordinary course of the Company’s business, the making of any representation or proposal to, or engagement in substantive discussions with, any of the holders (or their representatives) of any Indebtedness, or to or with any party which has issued a letter of credit which benefits the Company;

(cc)                            the commencement or termination of, or change in, any line of business of the Company other than in the ordinary course of business;

(dd)                          the cancellation, amendment or failure to renew any insurance policy other than in the ordinary course of business consistent with past practice, or failure to use commercially reasonable efforts to give all notices and present all claims under all such policies in a timely fashion, except for any of the foregoing which do not give rise to a Material Adverse Effect;

(ee)                            any amendment, failure to renew, or failure to use commercially reasonable efforts to maintain, its existing Approvals or failure to observe any Law or Order applicable to the conduct of the business of the Company or the Assets and Properties of the Company, except for any of the foregoing which would not reasonably be expected to give rise to a Material Adverse Effect;

(ff)                                to Company’s knowledge, any failure to pay or otherwise satisfy any obligations to procure, maintain, renew, extend or enforce any Company Intellectual Property, including, but not limited to, submission of required documents or fees during the prosecution of patent, trademark or other applications for Registered Intellectual Property rights other than in the ordinary course of business or which would not reasonably be expected to give rise to a Material Adverse Effect;

(gg)                          any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company individually or in the aggregate in an amount exceeding fifteen thousand dollars ($15,000);

(hh)                          the repurchase, cancellation or modification of the terms of any Company Common Stock, or other financial instrument that derives the majority of its value from its convertibility into Company Common Stock, other than transactions entered into in the ordinary course of business and pursuant to contractual provisions in effect at the date of this Agreement; or

(ii)                                  any entering into any agreement to do any of the foregoing.

2.8                                 No Undisclosed Liabilities. Except as set forth in Schedule 2.8, the Company has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or reserved against in the Company Financials, (ii) those incurred in connection with this Agreement or the transactions contemplated hereby, (iii) those incurred in the ordinary course of business consistent with the Company’s past practice, and (iv) those set forth in this Agreement or the Schedules hereto.

2.9                                 Restrictions on Business Activities. Except as set forth in Schedule 2.9, there is no agreement or Order binding upon the Company, or any of its assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company other than in the ordinary course of business or which would not reasonably be expected to give rise to a Material Adverse Effect.

2.10                     Taxes.  Subject to Section 1.14 as it relates to the Tax Liability:

(a)                                  Subject to Section 1.14 and Section 2.10(p) below, at Closing, the Company will have timely filed and paid any and all Federal, State, Local and Foreign taxes due, assessed or estimated for any open tax return years due through the Tax year ended December 31, 2006 and through the Closing Date.  The Company has prepared and maintained adequate records so as to facilitate the prompt filing of Tax Returns when they become due

(b)                                 Subject to Section 2.10(p) below, the Company has not incurred any material liability for Taxes other than as reflected on the Company Financials pursuant to GAAP.  The unpaid Taxes of the Company (i) did not, through the Closing Date exceed by any material amount the reserve for liability for Income Tax (other than the reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company’s most recent balance sheet and (ii) will not, to Company’s knowledge, exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date.

(c)                                  Except as disclosed in Schedule 2.10(c), the Company is not presently a party to any agreement extending the time within which to file any Tax Return.  To Company’s knowledge, no claim has ever been made by a Taxing Authority of any jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d)                                 Subject to Section 2.10(p) below, to Company’s knowledge, the Company or its agents, if applicable at Closing, have collected or withheld all amounts required to be collected or withheld by it on account of Taxes or otherwise, and have remitted the same to the appropriate governmental authority in the manner and within the time required under any applicable legislation or, if it is not yet due, have set it aside in appropriate accounts for payment when due.

(e)                                  Subject to Section 2.10(p) below, except as disclosed in Schedule 2.10(e), the Company does not have knowledge of any actions by any Taxing Authority in connection with assessing a material amount of additional Taxes against and in respect of the Company for any past period.  Subject to Section 2.10(p) below, there is no dispute or claim concerning any Tax liability of the Company (i) threatened, claimed or raised by any Taxing Authority and (ii) of which the

Company is aware.  Subject to Section 2.10(p) below, there will be no Liens for Taxes upon the Assets and Properties of the Company other than liens for Taxes not yet due or which are being contested by the Company in good faith. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company with respect to any Tax assessment or deficiency affecting the Company.

(f)                                    The Company has not received any written ruling related to Taxes or subject to Section2.10(p) below entered into any agreement with a Taxing Authority relating to Taxes.

(g)                                 The Company has no material liability for the Taxes of any Person other than the Company or (i) as a transferee or successor, or (ii) by Contract or (iii) otherwise.

(h)                                 The Company has not agreed to make and is not required to make any adjustment under Section 481 or 263A of the Code or any comparable provision under state laws by reason of a change in accounting method or as a result of transactions or events prior to the date hereof.

(i)                                     The Company is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(j)                                     The Company is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

(k)                                  The Company was not included and is not includible in the Tax Return of any parent corporation other than such a return of which the Company is the common parent corporation.

(l)                                     Except as set forth in Schedule 2.10(l), the Company has not:

(i)                                     acquired or had the use of any property from a Person with whom it was not dealing at arm’s length other than at fair market value; or

(ii)                                  disposed of any material asset to a Person with whom it was not dealing at arm’s length for proceeds less than the fair market value thereof.

(m)                               The Company is not nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(n)                                 The Company is not a personal holding company.

(o)                                 To Company’s knowledge, the Company is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or Order of a foreign government and the consummation of the transactions contemplated hereby will not have any Material Adverse Effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or Order.

(p)                                 Outstanding Tax Liabilities.

(i)                               Notwithstanding any contrary representation and/or warranty in this Section 2.10, the Internal Revenue Service (“IRS”) has issued notices of deficiency to the Company and has an unrecorded, general tax lien for certain unpaid IRS Form 941 employment taxes, interest and penalties assessed against the Company for tax periods Third Quarter 2006, Fourth Quarter 2006 and First Quarter 2007 (“Federal Tax Liability”). The Company and the IRS have entered into an Installment Agreement dated April 23, 2007 whereby the Company has agreed to pay the IRS $4,000 per week commencing April 27, 2007 and continuing each week thereafter until the 2006 Tax Liability is paid in full. The Company has been in full compliance with said Installment Agreement, contemporaneous with Closing, the Federal Tax Liability will be paid in full by the Company. Other than the specific taxes identified in this Section 2.10(p), all other taxes including payroll and withholding amounts have been paid and are current through the date of closing.

(ii)                            Notwithstanding any contrary representation and/or warranty of this Section 2.10, as disclosed on Schedule 1.14, the State of Idaho (“State”) has issued notices of deficiency to the Company and has an recorded tax lien for certain unpaid taxes, interest and penalties assessed against the Company (“State Tax Liability”). Contemporaneous with Closing, the State Tax Liability will be paid in full by the Company.

2.11               Legal Proceedings.

(a)                                  Except as set forth in Schedule 2.11:

(i)                                     there are no Actions or Proceedings brought or, to the knowledge of the Company, pending or threatened against the Company or its Assets and Properties;

(ii)                                  there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any material Action or Proceeding against the Company; and

(iii)                               the Company has not received notice of, and does not otherwise have knowledge of, any Orders outstanding against the Company.

(b)                                 Prior to the execution of this Agreement, the Company has delivered to Parent upon Parent’s written request, all responses of counsel for the Company to auditor’s requests for information (together with any updates provided by such counsel) for the last three (3) years regarding Actions or Proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company. Schedule 2.11 sets forth all Actions or Proceedings against or by the Company during the last three (3) years.

2.12                           Compliance With Laws and Orders. To Company’s knowledge, the Company has not violated, and is not currently in violation or default under, any material Law or Order applicable to the Company or any of its Assets and Properties.

2.13                           Benefit Plans. The Company has provided to the Parent summary information regarding its Benefit Plans as set forth in Schedule 2.13.

2.14                           Title to Property. At Closing, the Company will have good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Financials or acquired after the Financial Statement Date (except properties, interests in properties and assets sold or otherwise disposed of since the Financial Statement Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current Taxes not yet due and payable or which are being contested by the Company in good faith, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Financials and (iv) Liens listed on Schedule 2.14. The property and equipment of the Company that are used in the operations of its business are in good operating condition subject to normal wear and tear. All material properties used in the operations of the Company are reflected in the Company Financials. The Company owns no real property.

2.15                           Intellectual Property.

(a)                                  Except as set forth on Schedule 2.15(a), the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is used or currently proposed to be used in the business of the Company as currently conducted or as presently proposed by the Company to be conducted in the immediate future.

(b)                                 Except as set forth in Schedule 2.15(b), the Company has not (i) licensed any Company Intellectual Property in source code form to any third party or (ii) entered into any exclusive agreements relating to any Company Intellectual Property with any third party.

(c)                                  Schedule 2.15(c) lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, domain names, and maskworks, included in the Company Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any other Person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any Company product or which are otherwise used (or currently proposed to be used) by the Company in the business of the Company as currently conducted or as proposed to be conducted by the Company, other than off-the-shelf software programs licensed under standard Shrink Wrap License Agreements.

(d)                                 To Company’s knowledge, no Person (including employees and former employees of the Company) is infringing, misappropriating or otherwise making any unauthorized use or disclosure of any Intellectual Property rights of the Company or any Third Party Intellectual Property Rights to the extent licensed by or through the Company. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Company Intellectual Property, except as set forth in Schedule 2.15(d).

(e)                                  To Company’s knowledge, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights.

(f)                                    To Company’s knowledge, all patents, registered trademarks, domain names, service marks and copyrights held by the Company are valid and subsisting, and the manufacturing, marketing, licensing or sale of its products, to the knowledge of the Company, does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. Except as set forth on Schedule 2.15(f), during the last three (3) years, the Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(g)                                 The Company has secured valid written assignments and waiver of any moral rights from consultants and employees who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

(h)                                 The Company has taken reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”). All use, disclosure or appropriation of Confidential Information by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party, except where the failure to do so would not constitute a Material Adverse Effect.

2.16                           Contracts.

(a)                                  Schedule 2.16(a) contains a true and complete list of each of the material Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all continuing waivers of any material terms thereof, have been made available to Parent prior to the execution of this Agreement) of the Company. Schedule 2.16(a) contains a true and complete list of each Contract (denoted with an asterisk) of the Company not terminable by the Company upon 30 days (or less) notice by the Company without penalty or obligation to make payments based on such termination.

(b)                                 Each Contract disclosed in Schedule 2.16(a), unless otherwise stated therein, is in full force and effect and constitutes, to Company’s knowledge, a legal, valid and binding agreement, enforceable in accordance with its terms, and, to the knowledge of the Company, no party to such Contract is, nor has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

(c)           Except as set forth on Schedule 2.16(c), the Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the ability of the Company to compete with any Person in any line of business or in any area or territory.

2.17         Insurance. The Company’s current insurance policies, if any, are listed on Schedule 2.17.

2.18         Affiliate Transactions.

(a)           Except as disclosed in Schedule 2.18(a) or as otherwise disclosed or discussed herein or contemplated hereby, (i) there are no Contracts or Liabilities between the Company, on the one hand, and (1) any current or former officer, director, shareholder, or to the knowledge of the Company, any Affiliate or Associate of the Company or (2) any Person who, to the knowledge of the Company, is an Associate of any such officer, director, shareholder or Affiliate, on the other hand, (ii) the Company does not provide or cause to be provided any assets, services or facilities to any current or former officer, director, shareholder, Affiliate or Associate of the Company, (iii) no current or former officer, director, shareholder, Affiliate or Associate of the Company provides or causes to be provided any assets, services or facilities to the Company and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any current or former officer, director, shareholder, Affiliate or Associate of the Company.

(b)           Each of the Contracts and Liabilities listed in Schedule 2.18(a), if any, was entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or negotiated on an arm’s length basis on competitive terms. Any Contract to which the Company is a party and in which any director of the Company has a financial interest in such Contract was approved in accordance with applicable law.

2.19         Employees; Labor Relations.

(a)           To Company’s knowledge, the Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any material respect in any unfair labor practice except where non-compliance with any of the foregoing by the Company will not constitute a Material Adverse Effect. To Company’s knowledge, the at Closing, the Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to employment insurance, social security, workers compensation, health or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability which constitutes a Material Adverse Effect. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, which, in any of the foregoing cases, constitutes a Material Adverse Effect. The Company is not a party to any collective bargaining agreement or other labor union Contract nor does the Company know of any activities or proceedings of any labor union to organize any such employees. To the best of the Company’s knowledge, no employees of the Company are in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. No employees of the Company have given notice to the Company, nor is the Company otherwise aware, that any such employee intends to terminate his or her employment with the Company.

(b)           Except as set forth in Schedule 2.19(b), all employees of the Company are terminable by the Company upon reasonable notice in accordance with applicable Law, copies of which have been provided to Parent. Schedule 2.19(b) sets forth, individually and by category, the name of each officer, employee and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. The completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company to any officer, director, or employee of, or consultant to, the Company other than as set forth in Article 1 hereof. To Company’s knowledge, the Company is not a party to any agreement for the provision of labor from any outside agency that would result in treatment of such providers of labor as an employee of the Company. To Company’s knowledge, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees.

(c)           Except as disclosed on Schedule 2.19(c), during the last three (3) years, there have been no federal or state claims based on employment equity, sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful dismissal, severance pay, payment in lieu of notice or bad faith termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim.

(d)           The Company has written employment policies and/or employee handbooks or manuals to the extent required by Law. To the knowledge of the Company, no officer, employee or consultant of the Company is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Company’s business as currently conducted.

2.20         Environmental Matters. The Company does not now own, and has never owned, any fee simple interest in real property.

2.21         Substantial Customers and Suppliers. Schedule 2.21 lists the 15 largest customers of the Company, collectively, on the basis of revenues collected or accrued for the most recent completed fiscal year. Schedule 2.21 also lists the 15 largest suppliers of the Company on the basis of cost of goods or services purchased for the most recent fiscal year ended. To the knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency.

2.22         Accounts Receivable. To Company’s knowledge, except as set forth in Schedule 2.22 the accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

2.23         Inventory. The Company maintains no inventory. The Company maintains small quantities of immaterial office supplies inventory in its offices in Boise, Idaho at the Company’s headquarters.

2.24         Other Negotiations; Brokers; Third Party Expenses. Except as set forth in Schedule 2.24, neither the Company nor, to the knowledge of the Company, any of its Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by, and in connection with its actions, for or on behalf of the Company or any such Affiliate) (i) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (ii) has entered into any Contract or had any discussions with any Person regarding any transaction involving the Company which could result in the Company’s being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Without limiting the foregoing, except as set forth in Schedule 2.24, no finder, broker, agent, financial advisor, or other intermediary has acted on behalf of the Company in connection with the Merger or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. Schedule 2.24 sets forth a reasonable estimate of all Third Party Expenses expected to be incurred by the Company through the Closing Date in connection with the negotiation of the terms and conditions of this Agreement and the Closing of the transactions contemplated hereby.

2.25         Warranty Obligations; Maintenance Contracts.

(a)           Schedule 2.25 sets forth (a) a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company’s products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, (b) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company, threatened dispute and (c) a brief description of any claims during the last three (3) years made under or with respect to warranties, guarantees and warranty policies of or relating to the Company’s products and services. True and correct copies of the Warranty Obligations have been delivered to Parent prior to the execution of this Agreement. To Company’s knowledge, there have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of the Company are not authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations. All products manufactured, designed, licensed, leased, rented or sold by the Company (i) were, when sold by the Company, free from material defects in construction and design and (ii) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects, in each case other than as a result of software “bugs” that are remediable in the ordinary course without material cost to the Company.

(b)           The Company has no prepaid maintenance contracts.

2.26         Foreign Corrupt Practices Act. Neither the Company, nor to the knowledge of the Company, any agent, employee or other Person acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any government official or employee or to any political party or campaign from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment which will would reasonably be expected to give rise to a Material Adverse Effect.

2.27         Financial Projections. Any and all financial projections discussed in presentations to investors, bankers and Parent, if any, made by the Company with respect to the Company’s business were prepared for internal use only.

2.28         Approvals.

(a)           No Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement, except (i) Approvals related to the filings contemplated by Section 1.2 or (ii) where the failure to obtain such Approval would not constitute a Material Adverse Effect.

(b)           Except as set forth in Schedule 2.28(b), no non-Governmental or Regulatory Authority Approvals are required to be given to or obtained by the Company from any third parties in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to obtain such Approvals would not constitute a Material Adverse Effect.

(c)           To Company’s knowledge, the Company has obtained all Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted, except where the failure to obtain such Approvals would not constitute a Material Adverse Effect, and, during the last three (3) years, there has been no written notice received by the Company of any violation or non-compliance with any such Approvals. All Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company as it is currently being conducted are set forth in Schedule 2.28(c).

2.29         Leases in Effect. The Company has real property leases or subleases as set forth in Schedule 2.29 relating to premises which accommodate not less than 67 employees in the Boise, Idaho facility and 2 employees in the Idaho Falls facility.

2.30         Disclosure. No representation or warranty contained in this Agreement or any related Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company and the Company Shareholders, subject to such exceptions as are disclosed in the corresponding Schedules with respect to specific sections of this Article 3, and subject to the right of the Parent and Merger Sub to update, revise, supplement and/or correct such Schedules through the Closing Date, as follows:

Parent represents and warrants and Merger Sub represents and warrants to the Company as follows:

3.1           Organization and Good Standing. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Each of the Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing (to the extent that such concept is applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement. Parent or Merger Sub has made available to the Company true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

3.2       Capital Structure of Parent and Merger Sub. The authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock and 60,000,000 shares of Parent Preferred Stock, all par value $0.001 per share. 10,000,000 shares of Parent Preferred Stock are designated Series A Preferred Stock and 20,000,000 shares of Parent Preferred Stock are designated Series B Preferred Stock. 60,609,441 shares of Parent Common Stock, 2,800,000 shares of Parent Series A Preferred Stock and 3,600,000 shares of Parent Series B Preferred Stock are currently outstanding. All outstanding shares of Parent Common Stock have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The shares of Parent Common Stock to be issued pursuant to the transactions contemplated herein will, upon issuance pursuant to the terms hereof, be duly authorized, validly issued, fully paid, and non-assessable shares of Parent Common Stock. The authorized capital stock of Merger Sub consists solely of 1000 shares of Common Stock, $0.001 par value per share, of which 1,000 shares are issued and outstanding and all of which are owned by Parent. All issued and outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid and are nonassessable and free of any liens or encumbrances. Each of Parent and Merger Sub has delivered a true, correct and complete copy of its Articles of Incorporation, as set forth in Schedule 3.2(a), and its Bylaws, as set forth in Schedule 3.2(b), and every other similar governing document or agreement, as applicable, as amended to date, to Company.

3.3       Authority. Parent and Merger Sub each has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company and Certain Company Shareholders, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Merger Sub has been recently formed for the purpose of effecting the Merger and has not conducted any business except in connection with preparation for the Merger. Parent owns all of the issued and outstanding capital stock of Merger Sub. The execution, delivery and performance of each of this Agreement and any agreements contemplated hereby to which it is a party have been duly authorized by all necessary action on the part of each of Parent and Merger Sub, their respective boards of directors, and the sole stockholder of Merger Sub. A vote of Parent’s stockholders will be required to approve the Merger and the related transactions contemplated hereby.

3.4           Financial Statements of Parent.

(a)       All financial statements of Parent, on the EDGAR Database on www.sec.gov, were prepared in accordance with GAAP on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), are correct and complete in all material respects and each present fairly, in all material respects, the financial position of Parent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments). The Parent’s financial statements have been filed with the U.S. Securities and Exchange Commission. Since the date of the last financial statements of Parent, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of Parent.

3.5           No Conflicts. The consummation by the Parent and Merger Sub of the transactions contemplated hereby do not and will not:

(a)       conflict with or result in a violation or breach of any terms, conditions or provisions of the Articles of Incorporation or Bylaws, as amended, or equivalent documents of the Parent and Merger Sub;

(b)       conflict with or result in a violation or breach of any Law or Order applicable to the Parent and Merger Sub or by which any of their Assets and Properties are bound or affected; or;

(c)       (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Parent or Merger Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except for filings with the Nevada Secretary of State and the Securities and Exchange Commission, as necessitated by this transaction and described on Schedule 3.5(c)), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Parent or Merger Sub or any of their Assets and Properties under or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Parent or Merger Sub are a party or by which the Parent or Merger Sub or their Assets and Properties are bound or affected.

3.6           Other Negotiations; Brokers; Third Party Expenses. Neither the Parent nor Merger Sub, to the knowledge of the Parent and Merger Sub, or any of their Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Parent and Merger Sub or any such Affiliate) (i) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (ii) has entered into any Contract or had any discussions with any Person regarding any transaction involving the Parent and Merger Sub which could result in the Parent or Merger Sub’s being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Without limiting the foregoing, except as set forth in Schedule 3.6, no finder, broker, agent, financial advisor, or other intermediary has acted on behalf of Parent or Merger Sub in connection with the Merger or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.7           Warranty Obligations. Neither the Parent nor Merger Sub is subject to any warranty obligations.

3.8           Disclosure. No representation or warranty contained in this Agreement or any related document, list or other writing furnished to Company pursuant to any provision of this Agreement (including the Parent and Merger Sub’s financial statements and the notes thereto) contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4
CONDUCT PRIOR TO THE CLOSING

4.1           Conduct of Business of the Company. All parties mutually agree that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the provisions of Section 8.1 hereof or the Closing, the Company, Parent and Merger Sub each shall (unless otherwise required by this Agreement or Company has given its prior written consent to Parent or Merger Sub or Parent has given its prior written consent to the Company, as the case may be) carry on its business in the ordinary course consistent with past practice, to pay its Liabilities and Taxes consistent with its past practices, to pay or perform other obligations when due consistent with its past practices, subject to any good faith disputes over such Liabilities, Taxes and other obligations and, to the extent consistent with such business, to use reasonable efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it and to cause its Subsidiaries to do the same, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Closing.

Except as expressly contemplated by this Agreement or disclosed in Schedules, neither (1) Company, on the one hand, nor (2) Parent or Merger Sub on the other hand, will, without the prior written consent of the other, voluntarily take or agree in writing or otherwise to take, or agree to:

(a)           any of the actions described in Section 2.7;

(b)           any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent the applicable party (or parties) from performing or cause the applicable party (or parties) not to perform its agreements and covenants hereunder;

(c)           the Company will not issue additional shares of its capital stock or grant any warrants, options or other rights to acquire shares of its capital stock;

(d)           the Company will not make any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets individually in an amount exceeding twenty-five thousand dollars ($25,000) unless Parent agrees otherwise.

4.2           Solicitation            Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither Company nor Parent or Merger Sub, nor any Certain Company Shareholders, officers, directors, agents, investment bankers or other representatives of any of them (collectively, the “Representatives”) will, directly or indirectly, (i) solicit, engage in discussions or negotiate with any Person (regardless of who initiates such discussions or negotiations), or take any other action intended or designed to facilitate the efforts of any Person, other than the parties hereto, relating to the possible acquisition of the Company, Parent or Merger Sub (whether by way of purchase of capital stock, purchase of assets or otherwise) or any significant portion of its capital stock or assets by any Person other than the parties hereto (an “Alternative Acquisition”), (ii) provide information with respect to the Company, Parent or Merger Sub to any Person relating to a possible Alternative Acquisition by any Person, (iii) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person. The Company, Parent, or Merger Sub, as the case may be, shall cause its Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person heretofore conducted with respect to any possible Alternative Acquisition.

Each of the Company, Certain Company Shareholders, Parent and Merger Sub acknowledge that the terms of this Section 4.2 are a significant inducement for the Company, Certain Company Shareholders, Parent and Merger Sub to enter into this Agreement and the absence of such provision would have resulted in either (i) a material change in the terms hereof or (ii) a failure to induce the parties hereto to enter into this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1       Access to Information. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable advance notice given to the

Company, the Company will (i) give Parent and its respective officers, employees, accountants, counsel, financing sources and other agents and representatives reasonable access to all buildings, offices, and other facilities of the Company and to the extent permitted by law to all Books and Records of the Company, regardless of where located; (ii) permit Parent to make such inspections as it may require; (iii) cause its officers to furnish Parent such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Parent from time to time may reasonably request to verify the representations and warranties provided herein and for integration planning purposes, including without limitation financial statements and schedules; (iv) allow Parent the opportunity to interview non-clerical employees and other personnel and Affiliates of the Company during normal business hours with the Company’s prior written consent, which consent will not be unreasonably withheld or delayed; and (v) assist and cooperate with Parent in the development of integration plans for implementation by Parent and the Company following the Closing; provided, however, that no investigation pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty made by the Company herein.

5.2           Confidentiality. Parent, Merger Sub and Company acknowledge and agree that the terms and conditions described in this Agreement, including its existence, as well as the non-public information and data furnished to them or their respective Representatives from the first introduction of the parties and throughout the negotiation and drafting of this Agreement is confidential and will not be disclosed to any third party, or used for any purpose not specifically contemplated herein, without prior written consent of the other party, unless otherwise required by Law or unless it ceases to be confidential through no breach of the receiving party.

5.3      Expenses.  Whether or not the transactions contemplated hereby are consummated, each of Parent, Merger Sub and Company will be responsible for their own fees and expenses incurred in connection with this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) that may be engaged by Parent, Merger Sub and Company, incurred by a third party in connection with the negotiation and effectuation of the terms and conditions of the transactions contemplated hereby, including this Agreement, and the transactions contemplated hereby, and will be the obligation of the respective party incurring such Third Party Expenses.

5.4           Approvals. The Company and Parent will cooperate and use commercially reasonable efforts to obtain the Approvals, if any, from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the transactions contemplated hereby as to preserve all rights of and benefits to the Company thereunder. Parent will provide the Company with such assistance and information as is reasonably required to obtain such Approvals.

5.5           Notification of Certain Matters. The Company will give prompt notice to Parent and Merger Sub, and Parent and Merger Sub will give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which is likely to cause any representation or warranty of the Company, Certain Company Shareholders, or the Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company, Certain Company Shareholders, or Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 will not limit or otherwise affect any remedies available to the party receiving such notice.

5.6           Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, will execute and deliver such other instruments and documents and do and perform such other acts and things (including, but not limited to, all action reasonably necessary to seek and obtain any and all consents and approvals of any Government or Regulatory Authority or Person, if any are necessary hereunder; provided, however, that Parent will not be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party will be obligated to make a payment of money as a condition to obtaining any such condition or approval) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.7           Company’s Accountants.  If the Closing Date occurs before December 31, 2007, the Company will use commercially reasonable efforts to cause its management and its accountants to facilitate on a timely basis (i) the preparation of audited financial statements prepared in accordance with GAAP for the years ended December 31, 2005 and 2006, (ii) the review,  pursuant to the requirements promulgated by the Public Company Accounting Oversight Board of the Company’s financial statements for the nine months ended September 30, 2007 (iii) the delivery of such reports from the Company’s independent accountants to Parent prior to December 31, 2007. If the Closing Date occurs on or after December 31, 2007  the Company will use commercially reasonable efforts to cause its management and its accountants to facilitate on a timely basis (i) the preparation of audited financial statements prepared in accordance with GAAP for the years ended and ending December 31, 2006 and 2007 respectively and (ii) the delivery of such reports from the Company’s independent accountants to Parent prior to March 1, 2008.  In addition if the Closing Date occurs prior to December 31, 2007 for the purposes of the requirements of Internal Revenue Service Revenue Ruling 59-60 and the accounting requirements pursuant to the accounting for business combinations, the Company shall deliver no later than December 31, 2007 a balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) that has been reviewed and approved by its independent accounting firm. If the Closing Date occurs on December 31, 2007 or later the Closing Date Balance Sheet will be delivered to Parent no later than ten (10) days following the Closing Date.

5.8           Conveyance Taxes. Parent, Merger Sub, and the Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, use, transfer, value added, and stock transfer, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing.

5.9           Commercially Reasonable Efforts. Each party hereto will use its commercially reasonable efforts to perform and fulfill all obligations to be performed and fulfilled under this Agreement, and to cause all conditions precedent to the consummation of the transactions to be timely satisfied, to the end that the transactions contemplated by this Agreement will be consummated substantially in accordance with its terms.

5.10         Breach of Representations, Warranties, Agreements and Covenants. Subject to its rights under Section 8.1, each party hereto will not voluntarily take, or fail to take, any action which from the date hereof through the Closing would cause or constitute a material breach of any of its representations, warranties, agreements and covenants set forth in this Agreement. In the event of, and promptly after becoming aware of, the actual, pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, such party will give detailed notice thereof to the other parties hereto and will use its commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

5.11         Agreement to Defend and Indemnify.

(a)           Parent will cause all rights to indemnification by the Company in favor of each present and former officer or director of the Company (hereinafter referred to as the “Company Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Bylaws (or both) or similar constitutive documents or pursuant to other instruments or agreements, including insurances, in effect on the date hereof, to survive the Closing and to continue in full force and effect following the Closing Date until the expiration of the applicable statute of limitations.

(b)           Subject to the terms set forth herein, Parent will, as an absolute and unconditional guarantor of performance and payment, and will cause the Company to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and will also advance expenses as incurred by a Company Indemnified Party to the fullest extent permitted under applicable Law), each Company Indemnified Party against any costs or expenses (including reasonable legal fees and expenses) judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action, alleged action, omission or alleged omission by such Company Indemnified Party on or prior to the Closing Date (including any claims, action, suits, proceedings and investigations which arise out of or relate to the transactions contemplated by this Agreement) until the expiration of the applicable statute of limitations; provided that, in the event any claim, action, suit, proceeding or investigation is asserted or made or otherwise becomes known to Parent or the Company or is commenced prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of any such claim, action, suit, proceeding or investigation will continue until the final disposition thereof.

(c)           The covenants contained in this Section 5.11 will survive the Closing Date until fully discharged and are intended to benefit the Company Shareholders and each of the Company Indemnified Parties.

ARTICLE 6

CONDITIONS TO THE ACQUISITION

6.1           Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby or the other transactions contemplated by the terms of the Agreement that would prohibit the consummation of the transactions contemplated hereby or which would permit consummation of the transactions contemplated hereby only if certain divestitures were made or if Parent and Merger Sub were to agree to limitations on its business activities or operations.

(b)           Existence of Board Approval. Each party will provide to the other party certified copies of Board minutes or consents, or certified extracts thereof, indicating Board approval has been granted on or prior to the date hereof for the satisfaction of all obligations hereunder and the consummation of the transaction.

(c)           Tax Liabilities. The tax liabilities disclosed in Section 2.10(p) above are paid in full prior to or contemporaneous with Closing.

(d)           Loan. The debt restructuring and loan as set forth in Section 6.3(n) is in place as of Closing.

6.2       Additional Conditions to Obligations of the Company and Certain Company Shareholders. The obligations of the Company and Certain Company Shareholders to effect the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and Certain Company Shareholders:

(a)           Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be materially true and correct when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, except that any representation or warranty that expressly speaks as of a specified date earlier than the Closing Date shall have been true and correct on and as of such earlier date, and further provided that Parent and Merger Sub shall be permitted to update, revise, supplement and/or correct the Schedules through the Closing Date.

(b)           Performance. Parent and Merger Sub shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent and Merger Sub at or before the Closing Date.

(c)           Officers’ Certificates. Each of Parent and Merger Sub will have delivered to the Company a certificate or certificates, dated the Closing Date and executed by its respective

President and/or its Chief Executive Officer, certifying as to the resolutions delivered pursuant to Section 6.1(b) and Parent’s and Merger Sub’s compliance with the condition set forth in Section 6.2(a).

(d)           Non-Competition and Employment Agreements. Parent and/or the Company shall have executed and delivered to each member of the Senior Management Team as listed Schedule 1.16 Part II, an employment and non-competition agreement (each, a “Non Competition and Employment Agreement”).

(e)           Legal Proceedings. No Governmental or Regulatory Authority will have notified any party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority will have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

(f)            Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions will be in form and substance reasonably satisfactory to the Company and its counsel, and the Company will have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6.3           Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)           Representations and Warranties. Each of the representations and warranties made by the Company and Certain Company Shareholders in this Agreement shall be materially true and correct when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, except that any representation or warranty that expressly speaks as of a specified date earlier than the Closing Date shall have been true and correct on and as of such earlier date, and further provided that Company and the Certain Company Shareholders shall be permitted to update, revise, supplement and/or correct the Schedules through the Closing Date.

(b)           Performance. The Company shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

(c)           Officers’ Certificates. The Company and Certain Company Shareholders shall have delivered to Parent and Merger Sub a certificate or certificates, dated the Closing Date and executed by the President and/or the Chief Executive Officer of the Company, certifying as to the resolutions delivered pursuant to Section 6.1(b) and Company’s and the Certain Company Shareholders’ compliance with the condition set forth in Section 6.3(a).

(d)           Third Party Consents. Parent and Merger Sub will have been furnished with evidence satisfactory to them that the Company has obtained the consents, approvals and waivers, if any, listed in Schedule 2.28(b).

(e)           Non-Competition and Employment Agreements. Each of the members of the Senior Management Team shall have executed and delivered to Parent, Company, and/or Merger Sub a Non-Competition and Employment Agreement.

(f)            No Material Adverse Change. There will have occurred no Material Adverse Change in the Business or Condition of the Company since the date hereof.

(g)           Legal Proceedings. No Governmental or Regulatory Authority will have notified any party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority will have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

(h)           Employees. Not less than 95% of those employees listed in Schedule 2.19(b), will be employed by the Company at the Closing (and will have not given any notice or other indication that they will not continue to be willing to be employed by the Company as a wholly-owned subsidiary of Parent following the transactions contemplated hereby). Each employee of the Company to be employed by Company as a wholly-owned subsidiary of Parent following the Closing shall have executed Parent’s standard form Proprietary Rights and Inventions Assignment Agreement, substantially in the form set forth in Exhibit B hereto.

(i)            Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions will be in form and substance reasonably satisfactory to Parent and Merger Sub and their counsel, and Parent and Merger Sub will have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(j)            Equity Equivalents. There will be no un-expired and unexercised Equity Equivalents of the Company outstanding as of the Closing.

(k)           Sub-S Election.  Company shall have filed a timely termination of its election to be treated as an S Corporation with the appropriate office of the Internal Revenue Service.

(l)            Audit Completion.  The Company will deliver to Parent the audit financials for year ending December 31, 2006 no later than December 15, 2007.

(m)          Working Capital and Third Party Debt.  The Company will have minimum working capital on hand of $500,000 (based on the Company’s unaudited 9-30-2007 financial statement and based on restructuring of Company debt as of Closing) and no more than $2,339,000 of third party debt. If either of these conditions are violated, then there will be a dollar for dollar reduction in the cash consideration to be paid from the $3,500,000 as pursuant in 1.6(a)(ii) by reducing such consideration by a dollar for (i) each dollar under $478,928 (as adjusted per above) of working capital and by (ii) each dollar over $2,339,000 of third-party debt, all as of Closing. Parent acknowledges and agrees that Company will not meet the working capital threshold required herein at Closing without debt restructuring facilitated by Parent at Closing.

(n)           Restructure of Debt.  The Company’s debt as outlined in the Company financials, Schedule 2.6(a), will be restructured by the Closing Date through a loan from Parent or an affiliate of Parent of $2,339,000.

(o)           Note to Shareholder.  One half of the CRI shareholder debt ($416,312) will be converted to Parent Common Stock and such shares are deemed to be included in the 5,900,000 equivalent shares of Parent Common Stock identified in the Merger Consideration and the remaining one half of the shareholder debt ($416,312) will be renegotiated to a weighted average cost of debt of 5% require payback to the shareholder(s) entitled to payment for such debt with interest at the rate of 5% per annum, interest only payments for 18 months and then an ultimate payment of all interest and principal due and owing to the shareholder(s) upon the expiration of 18 months from Closing.

(p)           Note from Academic Accelerator.  The investment in Academic Accelerator asset as noted on the CRI books at Closing will be converted from a receivable from Academic Accelerator to an unsecured note from Academic Accelerator. Such note with interest accrued but not paid will include a provision to be converted to equity in Academic Accelerator at the end of three years and the number of shares or ownership percentage will be based on a fair market valuation of the Academic Accelerator business.

ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS; INDEMNIFICATION

7.1           Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties set forth in Articles 2 and 3 will survive until the first anniversary of the Closing Date; provided, however that the representations and warranties in (i) Sections 2.3, 2.15, 2.16, 2.21, 3.2, 3.16, 3.17, 3.22 and (ii) the representations and warranties contained in Sections 2.11 will survive until the expiration of the statute of limitations applicable to claims with respect to the matters covered thereby. The one-year limitation in this Section 7.1 will not apply under circumstances involving direct personal participation in fraud or willful misconduct by such party, in which case a limitation equal to the statute of limitations will apply.

7.2           Indemnification.

(a)           The Certain Company Shareholders will jointly and severally indemnify and hold harmless Parent, Merger Sub and their respective officers and directors (hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all Losses arising out of any misrepresentation or breach of the representations, warranties, covenants and agreements given or made by the Company or any Certain Company Shareholder in this Agreement, or any certificate, instrument or document delivered by the Company or any Certain Company Shareholder pursuant to this Agreement; provided, however, that no Certain Company Shareholder will be liable for indemnification under this Section 7.2 for fraud or misrepresentation committed by any other Certain Company Shareholder.

(b)           Parent shall indemnify and hold harmless each of the Certain Company Shareholders (each, a “Certain Company Indemnified Person” and, collectively, “Certain Company Indemnified Persons”) from and against any and all Losses arising out of any misrepresentation or breach of the representations, warranties, covenants and agreements given or made by the Parent or Merger Sub in this Agreement, or any certificate, instrument or document delivered by the Parent or Merger Sub pursuant to this Agreement.

7.3           Third-Party Claims. In the event a Parent Indemnified Person(s) or Certain Company Indemnified Person(s) (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) becomes aware of a third-party claim based on any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the other party in this Agreement (each, an “Indemnifying Party”), which the Indemnified Party believes may result in a claim against it (a “Third Party Claim”), the Indemnified Party will promptly notify the Indemnifying Party of such Third Party Claim. By written notice to the Indemnified Party within twenty (20) days after delivery of notice of such a claim, the Indemnifying Party’s representative (on behalf of the Indemnifying Party) will be entitled, at the Indemnifying Party’s expense, to participate in any defense of such claim by the Indemnified Party, which will direct the defense and settlement of such claims. Notwithstanding the foregoing, however, the Indemnified Party may consent to a settlement or compromise of, or the entry of any judgment arising from, the Third Party Claim without the prior written consent of the Indemnifying Party if, and only if, the proposed settlement, compromise, or judgment: (a) does not contain an admission of guilt or wrongdoing on the part of the Indemnifying Party; and (b) does not provide for any remedy or sanction against the Indemnifying Party other than the payment of money which the Indemnifying Party agrees and is able to pay. In the event that the Indemnifying Party has consented to any such settlement amount, the Indemnifying Party will have no power or authority to object under any provision of this Article 7 to any claim by the Indemnified Party for indemnity with respect to such settlement amount.

7.4           Recovery of Losses.

(a)           Subject to the limitations in Section 7.6 below: (i) a Parent Indemnified Person will recover any claim for indemnity under Sections 7.2 or 7.3 relating to breaches of representations or warranties directly from any breaching Certain Company Shareholder, who will be individually liable for such amounts; (ii) a Parent Indemnified Person will recover all claims for indemnity under Sections 7.2 or 7.3, directly from the Certain Company Shareholders, who will be jointly and severally liable for such amounts.

(b)           No claim by a Parent Indemnified Person for indemnity under Sections 7.2 or 7.3 relating to breaches of representations or warranties will be recoverable unless the aggregate amount owing exceeds ten thousand dollars ($10,000) per occurrence.

7.5           Contribution. To the extent that a Certain Company Shareholder, pursuant to the provisions of Section 7.4(b), is required to pay more than his pro rata interest in the Merger Consideration issued to all Company Shareholders pursuant to this Agreement, such Certain Company Shareholder will be entitled to seek and obtain proportional contribution from the other Certain Company Shareholders.

7.6           Limitations on Claims. Notwithstanding anything herein to the contrary, the obligations of each Certain Company Shareholder arising under this Article 7 will be limited to valid written claims received by the Certain Company Shareholders within twelve (12) months of the Effective Time, and will be deemed fully satisfied by surrender of that portion of Parent’s Shares received by such Certain Company Shareholder in connection with the Merger, valued at their then current fair market value, necessary to satisfy such Certain Company Shareholder’s pro rata portion of such obligations but subject to the following sentence. Notwithstanding anything herein to the contrary, in no event will the total aggregate indemnification obligation for all claims cumulatively arising under this Article 7 require the surrender of more than two percent (2%) of the pro rata portion of Parent’s Shares received by such Certain Company Shareholder pursuant to Section 1.6(a)(i), regardless of the then current fair market value of such Parent’s Shares. The indemnification mechanism provided for by this Article 7 shall be the sole remedy for breaches of representations or warranties under this Agreement.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           by mutual agreement of the Company and the Certain Company Shareholders and Parent and Merger Sub;

(b)           by Parent and Merger Sub or the Company (or with respect to the obligations of any particular Certain Company Shareholder, such Certain Company Shareholder) if (i) the Closing has not occurred before 10:00 am (Eastern Standard Time) on the date which is 60 days after the date of this Agreement or on such later date as the parties hereto may mutually agree (provided, however, that the right to terminate this Agreement under this sub clause 8.1(b) (i) will not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there will be a final nonappealable order of United States federal or state court in effect preventing consummation of the transactions contemplated hereby; or (iii) there will be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental or Regulatory Authority that would make consummation of the transactions contemplated hereby illegal;

(c)           by Parent and Merger Sub if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby, by any Governmental or Regulatory Authority, which would: (i) prohibit Parent’s ownership or operation of all or any material portion of the business of the Company or (ii) compel Parent or the Surviving Corporation to dispose of or hold separate all or a substantial portion of the Assets and Properties of the Company as a result of the transactions contemplated hereby;

(d)           by Parent and Merger Sub if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Certain Company Shareholders and (i) the Company or Certain Company Shareholders, as the case may be, have not cured such breach within thirty (30) days following receipt by the Company or

Certain Company Shareholders, as the case may be, of written notice of such breach or is not using its reasonable efforts to cure such breach after written notice of such breach to the Company or Certain Company Shareholders, as the case may be, (provided, however, that, no cure period will be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied;

(e)           by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and (i) Parent or Merger Sub have not cured such breach within thirty (30) days following receipt by the Company of written notice of such breach or is not using its reasonable efforts to cure such breach after written notice of such breach to Parent or Merger Sub (provided, however, that no cure period will be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied;

8.2           Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of Parent, Merger Sub, Certain Company Shareholders, or the Company, or their respective officers, directors or shareholders or Affiliates or Associates; provided, however, that the provisions of Sections 5.2, 5.3, 5.4, 8.2, 9.6, 9.9, 9.10 and 9.11 of this Agreement will remain in full force and effect and survive any termination of this Agreement.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1           Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed by prepaid first class registered or certified mail, return receipt requested, or sent by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Parent or Merger Sub to:

Francis E. Wilde, Chairman & CEO

Shea Development Corp.

3452 Lake Lynda Drive, #350

Orlando, Florida 32817

Telephone:   407-282-3545

Facsimile:    407-249-0089

with a copy to:

Francis J. Mooney, Jr. / Robert T. Lincoln

Dunnington, Bartholow & Miller LLP

477 Madison Avenue, 12th Floor

New York, NY 10022

Telephone:   212-682-8811

Facsimile:    212-661-7769

If to the Company or Certain Company Shareholders to:

Mr. Gary Brookshier

CEO and President

CRI Advantage, Inc.

12754 W. LaSalle

Boise, ID 83713

with a copy to:

David P. McAnaney

McAnaney & Associates, PLLC

1101 W. River Street, Suite 100

Boise, Idaho 83702

Telephone:   208-344-7500
Facsimile:    208-344-7501

9.2           Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof. Except for the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, each of the parties to this Agreement acknowledges that no other representations or warranties have been relied upon by that party or made by any other party or its officers, directors, employees, agents, financial and legal advisors or other representatives.

9.3           Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties will execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the transactions contemplated hereby to be satisfied.

9.4           Amendment. This Agreement may be amended by the parties hereto at any time before the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto and after the Closing by execution of an instrument in writing signed on behalf of Parent, the Surviving Corporation and each of the Certain Company Shareholders.

9.5           Extension. At any time prior to the Closing, Parent, Merger Sub, Certain Company Shareholders and the Company may, to the extent legally allowed, extend the time for the performance of any of the obligations of the other party hereto.

9.6           Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

9.7           Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity as described in Article 7.

9.8           No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other parties and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.9           Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.10         Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.11         Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision. The parties hereto expressly and irrevocably consent and submit to the exclusive jurisdiction of the applicable local, federal, or appellate courts located in New York, New York, in connection with any proceeding arising from or out of this Agreement. Each party agrees that such courts shall be deemed to be a convenient forum in any such legal proceeding, and agrees not to assert (by way of motion, as a defense or otherwise) any claim that such party is not subject personally to the jurisdiction of any such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such legal proceeding is improper or, that this Agreement or the subject matter hereof may not be enforced in, or by, any such courts.

9.12         Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, will not be construed strictly or in favor of or against any party hereto but rather will be given a fair and reasonable construction without regard to the rule of contra proferentum.

9.13         Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.14                           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that Section 5.2 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of Section 5.2 of this Agreement and to enforce specifically the terms and provisions thereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE 10
DEFINITIONS

10.1                           Definitions.

(a)                                  As used in this Agreement, the following defined terms will have the meanings indicated below:

“$” means United States Dollars unless otherwise indicated.

“Actions or Proceedings” means any action, suit, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities of that Person or any of its Affiliates (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner or officer of such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, the Schedules the Exhibits, and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Alternative Acquisition” has the meaning ascribed to it in Section 4.2.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Benefit Plan” means an employee benefit plan maintained by any of Company, Parent or Merger Sub.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business Combination” means, with respect to any Person, (i) any amalgamation, consolidation, merger or other business combination to which such Person is a party, (ii) any sale or other disposition of any capital stock or other equity interests of such Person, (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of the Person, with respect to any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business or Condition of Parent or Merger Sub” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of Parent or Merger Sub and each of its Subsidiaries, taken as a whole.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company, taken as a whole.

“Certain Company Indemnified Person(s)” has the meaning ascribed to it in Section 7.2(b).

“Certain Company Shareholders” is defined as Gary Brookshier, Monte Brookshier and Toby Tobaccowala who combined own all of the Company’s Class B Common Shares.

“Certificates” has the meaning ascribed to it in Section 1.7.

“Closing” has the meaning ascribed to it in Section 1.2.

“Closing Date” has the meaning ascribed to it in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Common Stock” has the meaning ascribed to it in the Recitals to this Agreement.

 “Company Financials” means the audited financial statements (balance sheet and statements of operations and cash flow, including schedules and notes thereto) of the Company as of and for the periods ended December 31, 2004, December 31, 2005 and December 31, 2006.

“Company Indemnified Parties” has the meaning ascribed to it in Section 5.11(a).

“Company Intellectual Property” means any Intellectual Property of commercial value that is (i) owned by; (ii) licensed to; or (iii) was developed or created by or for the Company.

“Company Option(s)” has the meaning ascribed to it in Section 2.3.

“Company Option Holders” has the meaning ascribed to it in Section 2.3.

“Company Shareholders” has the meaning ascribed to it in the forepart of this Agreement.

“Confidential Information” has the meaning ascribed to it in Section 2.15(h).

“Contract” means any material contract, including without limitation:

(i)                                     any distributor, sales, advertising, agency or manufacturer’s representative contract;

(ii)                                  any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $5,000 over the life of the contract;

(iii)                               any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement;

(iv)                              any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(v)                                 any contract for capital expenditures in excess of $5,000 in the aggregate;

(vi)                              any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person;

(vii)                           any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property having an original cost of more than $25,000;

(viii)                        any contract with any person with whom the Company does not deal at arm’s length; or

(ix)                                any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

“Effective Date” has the meaning ascribed to it in Section 1.2.

“Effective Time” has the meaning ascribed to it in Section 1.2.

“Eligible Option” has the meaning ascribed to it in Section 1.6(b).

“Equity Equivalents” means securities (including Options) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common shares, preferred shares, or other securities of the Company at the election of the holder thereof.

“Financial Statement Date” means December 31, 2006.

“GAAP” means accounting principles generally accepted in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Income Tax” means (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. § 1,1502-6.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party(ies)” has the meaning ascribed to it in Section 7.3.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, the information set forth in manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“knowledge” or “known to” or any similar phrase means, when used with respect to: (i) any Person who is an individual, the actual knowledge of such Person; (ii) the Company, the actual knowledge of Gary Brookshier; and (iii) the Parent or Merger Sub, the actual knowledge of Francis E. Wilde.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including without limitation any covenants not to sue with respect to any Intellectual Property).

“Lien” or “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, charge or adverse claim or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal, provincial or state securities law.

“Loss(es)” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

“Material Adverse Change” means, when used with respect to:

(a)                                  the Company, any change in the financial condition and operation of the Company that would either individually or, if aggregated with other effects on the financial condition of the Company, result in a deterioration of the balance sheet of the Company by an amount equal or greater than $250,000.00; or

(b)                                 the Parent, Merger Sub or any of their respective Subsidiaries, any change in the financial condition and operation of the Parent, Merger Sub or any of their respective Subsidiaries that would either individually or, if aggregated with other effects on the financial condition of the Parent, Merger Sub or any of their respective Subsidiaries, result in a deterioration of the consolidated balance sheet of the Parent by an amount equal or greater than $500,000.00;

(c)                                  provided, however, that none of the following shall be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) any adverse change resulting from conditions affecting any nation’s economy generally, (ii) any adverse change resulting from or relating to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iii) any adverse change in applicable Laws or the interpretation thereof, (iv) any adverse change arising primarily out of, or resulting primarily from, actions taken by any party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which is primarily attributable to the announcement of this Agreement and the Merger (including any litigation, employee attrition or any loss or postponement of business resulting from termination or modification of any vendor, customer or other business relationships, delay of customer order or otherwise and any corresponding change in the margins, profitability or financial condition of a party), and (v) any adverse change in any Company business that is cured (including by the payment of money), to the extent curable, by Company before the earlier of (a) the Closing Date, or (b) the date on which this Agreement is terminated pursuant to Article 8 hereof.

“Material Adverse Effect” means any event or condition of any character which results in, has resulted in, or could reasonably be expected to result in, a Material Adverse Change on the condition (financial or otherwise), results of operations, assets, liabilities, properties, or business of a Person and its Subsidiaries, taken as a whole, or would prevent or unreasonably delay consummation of the transactions contemplated hereby.

“Merger” has the meaning ascribed to it in the Recitals to this Agreement.

“Merger Consideration” has the meaning ascribed to it in Section 1.6.

“Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.

“Non-Competition and Employment Agreement” has the meaning ascribed to it in Section 6.2(d).

 “Officer’s Certificate” has the meaning ascribed to it in Sections 6.2 and 6.3 hereof.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Option Cancellation Agreement” has the meaning ascribed to it in Section 1.6(b).

“Option Plan” has the meaning ascribed to it in Section 1.6(b).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Other Tax” means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

“Outstanding Company Shares” means all issued and outstanding shares of Company Common Stock immediately prior to the Effective Time plus all shares of Company Common Stock deemed to be issued upon exercise of all Eligible Options.

“Parent” has the meaning ascribed to it in the forepart of this Agreement.

“Parent Common Stock” has the meaning ascribed to it in the Recitals to this Agreement.

“Parent Indemnified Person(s)” has the meaning ascribed to it in Section 7.2(a).

“Parent Preferred Stock” means the Preferred Stock, par value $.001 per share, of Parent.

“Parent’s Shares” has the meaning ascribed to it in Section 1.6(a)(i).

“Participating Company Shares” shall mean any Outstanding Company Shares other than shares of Company Common Stock, if any, cancelled pursuant to Section 1.6(d).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Registered Intellectual Property” will mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks, intent-to-use applications, other registrations or applications to trademarks or service marks, or trademarks or service marks in which common law rights are owned or otherwise controlled; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Representatives” has the meaning ascribed to it in Section 4.2.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Management Team” means those persons listed in Schedule 1.12(Part I).

“Shrink Wrap License Agreements” means the granting conditions and terms of use that are presumed to be acknowledged and agreed to by breaking a thermoplastic seal.

“Stock Award Plan” has the meaning ascribed to it in Section 1.13.

“Subsidiary” of any specified Person shall mean any corporation fifty percent (50%) or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity fifty percent (50%) or more of the total equity interest of which, is directly or indirectly owned by such specified Person.

“Surviving Corporation” has the meaning ascribed to it in Section 1.1.

“Tax” or “Taxes” means all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental or Regulatory Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

“Tax Liability” has the meaning ascribed to it in Section 1.14.

“Tax Returns” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning ascribed to it in Section 7.3.

“Third Party Expenses” has the meaning ascribed to it in Section 5.3.

“Third Party Intellectual Property Rights” has the meaning ascribed to it in Section 2.15(c).

“Transmittal Letter” has the meaning ascribed to it in Section 1.7.

“Warranty Obligations” has the meaning ascribed to it in Section 2.25.

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